Exhibit 99.1

Sierra Monitor Corporation to Announce Third Quarter Results on July 26, 2018

MILPITAS, Calif., July 19, 2018 — Sierra Monitor Corporation (SRMC) (OTCQB:SRMC) today announced that it will host a conference call to discuss second quarter 2018 financial results on Thursday, July 26, 2018 at 10:00 AM Pacific Time. A press release with second quarter 2018 financial results will be issued at approximately 8 AM Pacific Time that same day.

The conference call can be accessed live over the phone by dialing (844) 392-1914 or for international callers by dialing +1 (270) 823-1072.

About Sierra Monitor Corporation

Sierra Monitor Corporation addresses the industrial and commercial facilities management market with Industrial Internet of Things (IIoT) solutions that connect and protect high-value infrastructure assets.

The company’s FieldServer brand of protocol gateways is used by system integrators and OEMs to enable local and remote monitoring and control of assets and facilities. With more than 200,000 installed units, supporting over 140 protocols, installed in commercial and industrial facilities, FieldServer is the industry’s leading multi-protocol gateway.

Sierra Monitor’s Sentry IT fire and gas detection solutions are used by industrial and commercial facilities managers to protect their personnel and assets. Sentry IT branded controllers, sensor modules, and software are installed at thousands of facilities such as natural gas vehicle fueling and maintenance stations, wastewater treatment plants, oil and gas refineries and pipelines, parking garages, US Navy ships, and underground telephone vaults.

Headquartered in the heart of Silicon Valley in Milpitas, California, Sierra Monitor was founded in 1978 and has been a public company since 1989. By combining its distinguished track record in industrial sensing and automation with emerging IoT technologies such as cloud connectivity, big data, and analytics, Sierra Monitor is at the forefront of the emerging IIoT trend.

For more information visit: http://www.sierramonitor.com/

Sierra Monitor Investor Relations Contact :

Tamara S. Allen, CFO

TAllen@SierraMonitor.com

Source: Sierra Monitor Corporation